Exhibit 21


                         Subsidiaries of the Registrant

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Legal Name of Entity                             Jurisdiction of Organization          Ownership Interest

Indian River Banking Company (Registrant)

    Indian River National Bank                           United States                        100%
          Indian River Real Estate LLC                   Florida                              100%

    Indian River Title Company, LLC                      Florida                              100%
    IRNB Insurance Services, LLC                         Florida                              100%
    Indian River Capital Trust I                         Delaware                    100% of voting securities

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